Pruco Life Insurance Company of New Jersey
Newark, New Jersey 07102-2992
A Stock Company of the Prudential Insurance Company of America

Home Address: [213 Washington Street, Newark, New Jersey 07102-2992]

Insured                                                                                                [JOHN DOE]                        [XX XXX XXX]                           Policy Number
           [AUG 1, 2009]                      Contract Date

Agency                                                                                                [R-NK 1]

Flexible Premium Variable Universal Life Insurance Policy. Insurance payable only upon death.  Cash values reflect premium payments, investment results, any interest credited to the fixed investment options, and charges. Non-participating.

We will promptly pay the beneficiary the death benefit described under Death Benefit Provisions if we receive due proof that the Insured died.  We make this promise subject to all the provisions of this contract.

The amount and duration of the death benefit may be fixed or variable, depending on the payment of premiums, the investment experience of the variable investment options, any interest credited to the fixed investment options, and the charges made.

The cash value may increase or decrease daily, depending on the payment of premiums, the investment experience of the variable investment options, any interest credited to the fixed investment options, and the charges made.  There is no guaranteed minimum cash value.

If there is ever a question about this contract, please see a Pruco Life Insurance Company of New Jersey representative or contact one of our offices.

Right to Cancel Contract

You may return this contract to us within 10 days after you receive it.  All you have to do is take the contract or mail it to one of our offices or to the representative who sold it to you.  It will be canceled and we will return your premiums.

Signed for Pruco Life Insurance Company of New Jersey,
A New Jersey Corporation.

        Secretary                                                                     President

PLEASE READ YOUR POLICY CAREFULLY; it is a legal contract between you and Pruco Life Insurance Company of New Jersey.

VULNT-2009                                                                                                                                NY

GUIDE TO CONTENTS

Page

Contract Data	3
Insured's Information; Rating Class; Basic Contract Information; Type of Death Benefit; Life Insurance on the Insured;
Minimum Initial Premium; Contract Limitations; Other Benefits (if applicable); Adjustments to Premium Payments;
Adjustments to the Contract Fund; Monthly Deductions from the Contract Fund for Other Benefits (if applicable);
Schedule of Maximum Surrender Charges; The Pruco Life of New Jersey Variable Appreciable Account; Variable
Investment Options; Fixed Interest Rate Investment Option; Initial Allocation of Invested Premium Amounts

Tables	4
Segment Table; Table Of No-Lapse Guarantee Values; Table Of Maximum Monthly Insurance Rates Per $1000 of
Net Amount At Risk; Table Of Attained Age Factors

Definitions	5

The Contract	5
Entire Contract; Contract Modifications; Incontestability

Ownership	6

Death Benefit Provisions	6
Death Benefit; Additional Death Benefits; Method of Payment; Suicide Exclusion; Interest on Death Benefit

Change in Basic Insurance Amount	7
Surrender Charge on Increases; Surrender Charge on Decreases

Cost of Insurance	8

Changing The Type Of Death Benefit	9

Beneficiary	9

Premium Payment	10
Payment of Premiums; Planned Premium; Invested Premium Amount; Crediting the Initial Premium Payment; Allocations

Contract Fund	11
Cash Value; Net Cash Value; Net Amount at Risk

Default	11
Excess Contract Debt Default; Cash Value Default; Notice of Default

Reinstatement	12

Separate Account	13
Separate Account; Variable Investment Options; Separate Account Investments; Change in Investment Policy

Fixed Investments	13

VULNT-2009 Page 2 NY

Page

Transfers	14
Dollar Cost Averaging

Surrender	14
Cash Value Option; Fixed Reduced Paid-Up Insurance

Withdrawals	15
Effect on Contract Fund; Effect on Basic Insurance Amount

Loans	16
Loan Value; Contract Debt; Loan Requirements; Interest Charge; Preferred Loans; Maximum Preferred Loan Amount;
Effect on Contract Fund; Deferral

General Provisions	17
Annual Report; Payment of Death Claim; Currency; Misstatement of Age or Sex; Assignment; Change in Plan; Factors
Subject To Change; Non-Participating; Applicable Tax Law; Age 121

Basis of Computation	18
Mortality Basis and Interest Rate; Minimum Legal Values

Settlement Options	19
Options Described; Interest Rate

Settlement Options Tables	20

A copy of the application and any riders or endorsements can be found at the end of the contract.

VULNT-2009                                                                           Page 2A                                                      NY

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VULNT-2009                                                                           Page 2B                                                      NY

PROCESSING DATE: [XXX XX XXXX]

CONTRACT DATA

Insured’s Information

[JOHN DOE]                                        [Male],                      Issue Age [35]

Rating Class

(See Segment Table on Page 4)

Basic Contract Information

Policy Number             [xx xxx xxx]
Contract Date             [August 1, 2009]
Premium Period            During the life of the Insured up to attained age 121
Beneficiary              [MARY DOE, wife]

Loan Interest Rate                                                                        4.00%
Preferred Loan Interest Rate                                                       3.10%

Notice

Any excess interest is not guaranteed and we have the right to change the amount of interest credited to the policy and the amount of cost of insurance and other expense charges deducted under the policy.  This may require more premium to be paid than was illustrated or the cash values may be less than those illustrated.  This policy may not mature even if planned premiums are paid due to changes in the investment performance of the variable investment options, any excess interest, changes in the current expense and cost of insurance charges, changes in the type of death benefit, requested changes in the basic insurance amount, or because loans or withdrawals are taken.

CONTRACT DATA CONTINUED ON NEXT PAGE

 VULNT-2009                                                                Page 3 NY

                                  PROCESSING DATE: [XXX XX XXXX]
                            POLICY NO. [XX XXX XXX]

CONTRACT DATA CONTINUED

Type of Death Benefit (see Death Benefit Provisions)

Type [A]

Life Insurance on the Insured

Basic Insurance Amount                                                                                                        [$75,000.00]

Minimum Initial Premium

The minimum initial premium due on the Contract Date is [$109.32.]

Planned Premium

The planned premium due on the Contract Date and at intervals of [12] months thereafter is [$500.00.]

Contract Limitations

The minimum premium we will accept is $25.00.

The minimum Basic Insurance Amount is [$75,000.00].
The minimum increase in Basic Insurance Amount is $125,000.00.
The minimum decrease in Basic Insurance Amount is $5,000.00.

The minimum amount you may withdraw is $500.00.
CONTRACT DATA CONTINUED ON NEXT PAGE

VULNT-2009                                                                Page 3A NY

                      PROCESSING DATE: [XXX XX XXXX]
                  POLICY NO. [XX XXX XXX]

CONTRACT DATA CONTINUED

Adjustments to Premium Payments

From each premium paid we will:

subtract a premium-based administrative charge of up to 7.5% of the premium paid.

subtract a charge for sales expenses at a rate of up to 6% of the premium paid.

The remainder of the premium is the invested premium amount.

Adjustments to the Contract Fund

On the Contract Date the contract fund is equal to the invested premium amount credited on that date, minus any of the charges described below which may be due on that date.

On each day after the contract date, we will adjust the contract fund by:

adding any invested premium amounts.

adding any increase due to investment results of the variable investment options.

adding guaranteed interest at an effective annual rate of 3% (0.00809863% a day) on that portion of the contract fund that is not in a variable investment option (see Fixed Investments and Loans).

adding any excess interest at an effective annual rate that Pruco Life declares on that portion of the contract fund that is not in a variable investment option.  (We will not credit excess interest to the amount of any loan.)

subtracting any decrease due to investment results of the variable investment options.

subtracting a charge against the variable investment options at an effective annual rate of not more than 0.45% (0.00123012% a day) for mortality and expense risks we assume.
CONTRACT DATA CONTINUED ON NEXT PAGE

VULNT-2009                                                                   Page 3B NY

                                                 PROCESSING DATE: [XXX XX XXXX]
                                        POLICY NO. [XX XXX XXX]

CONTRACT DATA CONTINUED

subtracting any withdrawals.

subtracting an administrative charge of up to $25.00 for any withdrawals.

subtracting an administrative charge of up to $25.00 for any change in basic insurance amount.

subtracting an administrative charge of up to $25.00 for each transfer between variable investment options exceeding twelve in any contract year.

subtracting any surrender charge that may result from a withdrawal, surrender, or reduction in the basic insurance amount.

And on each monthly date, we will adjust the contract fund by:

subtracting a monthly charge for administrative expenses for the basic insurance amount effective on the contract date of up to:
[$0.21] per $1,000 of the basic insurance amount plus $25.00;
changing on [AUG 1, 2010] to [$0.21] per $1,000 of the basic insurance amount plus $9.00 thereafter.

subtracting a monthly charge for the cost of insurance (see Cost of Insurance).

Schedule of Maximum Surrender Charges

For a full surrender of the segment effective on [the contract date], the maximum charge we will deduct from the contract fund is shown below.

For a Surrender Occurring                                                              The Maximum Surrender
During Target Year                                                                   Charge is:
[1]	[$628.50]
[2]	[$628.50]
[3]	[$628.50]
[4]	[$628.50]
[5]	[$471.38]
CONTRACT DATA CONTINUED ON NEXT PAGE

VULNT-2009                                                                   Page 3C NY

                                                 PROCESSING DATE: [XXX XX XXXX]
                                        POLICY NO. [XX XXX XXX]

CONTRACT DATA CONTINUED

For a Surrender Occurring                                                              The Maximum Surrender
During Target Year                                                                   Charge is:
[6]	[$345.68]
[7]	[$188.55]
[8]	[$94.28]
[9 and later]	[$0.00]

We may also deduct a surrender charge when you decrease the basic insurance amount, change the type of death benefit, or make a withdrawal.  (See Change in Basic Insurance Amount, Changing the Type of Death Benefit, and Withdrawals.)

CONTRACT DATA CONTINUED ON NEXT PAGE

VULNT-2009                                                                   Page 3D NY

                                                 PROCESSING DATE: [XXX XX XXXX]
                                        POLICY NO. [XX XXX XXX]

CONTRACT DATA CONTINUED

Variable Investment Options

The Pruco Life of New Jersey Variable Appreciable Account

This account is registered with the SEC under the Investment Company Act of 1940.  Each investment option of this account invests in a specific portfolio of The Prudential Series Fund and such other funds as we may specify from time to time.  The Prudential Series Fund and other funds identified below are registered with the SEC under the Investment Company Act of 1940 as open-end diversified management investment companies.  Shares in all funds are currently offered continuously, without surcharges, at prices equal to the net asset value of the portfolios.  Redemptions are at prices equal to the net asset value of the portfolios. The net asset value is determined once daily on each day the New York Stock Exchange is open for business.

Shares of the Pruco Life of New Jersey Variable Appreciable Account are purchased when:
1. You pay a premium (see Premium Payment) or a charge to reinstate the contract (see Reinstatement);
2. You transfer an amount into a subaccount (see Transfers); and
3. You repay a loan (see Loans).

Shares of the Pruco Life of New Jersey Variable Appreciable Account are sold when:
1. You make a new loan or increase an existing loan (see Loans);
2. You make a withdrawal (see Withdrawals);
3. You transfer an amount out of a subaccount (see Transfers);
4.You surrender the contract for its net cash value (see Surrender);
5.	We subtract charges from the contract fund (see Contract Fund and Adjustments to the Contract Fund); and
6.	We make a partial surrender charge associated with a decrease in the basic insurance amount (see Change In Basic Insurance Amount and Changing The Type of Death Benefit).

  The contract fund value changes daily, reflecting increases or decreases in the value of the variable portfolio(s) in which the assets of this account are invested. See Adjustments to the Contract Fund for all factors that impact the Contract Fund value.

The Prudential Series Fund

[Conservative Balanced Portfolio]
[Flexible Managed Portfolio]
[Money Market Portfolio]
[SP Growth Asset Allocation Portfolio]
CONTRACT DATA CONTINUED ON NEXT PAGE

VULNT-2009                                                                   Page 3E NY

                                                 PROCESSING DATE: [XXX XX XXXX]
                                        POLICY NO. [XX XXX XXX]

CONTRACT DATA CONTINUED

Advanced Series Trust

[AST Advanced Strategies]
[AST Balanced Asset Allocation Portfolio]
[AST CLS Growth Asset Allocation]
[AST CLS Moderate Asset Allocation]
[AST First Trust Balanced Target]
[AST First Trust Capital Appreciation Target]
[AST Preservation Asset Allocation Portfolio]
[AST Schroders Multi-Asset World Strategies]
[AST T. Rowe Price AA]
[AST UBS Dynamic Alpha Portfolio]

Fixed Interest Rate Investment Option

The fixed interest rate investment option is funded by the general account of the Company. It is described in the Fixed Investments provision of this contract.

Initial Allocation of Invested Premium Amounts

[Fixed Rate Option]                                                                                             [100%]

END OF CONTRACT DATA

VULNT-2009                                                                   Page 3F NY

                                                 PROCESSING DATE: [XXX XX XXXX]
                                        POLICY NO. [XX XXX XXX]

TABLE(S)

Segment Table

This table is used to compute the charge for the cost of insurance and the surrender charge on decreases in the basic insurance amount.  See the Cost of Insurance, Changing the Type of Death Benefit, Withdrawals, and Change in Basic Insurance Amount provisions for details. The information shown below for each segment starts on the effective date of that segment.

                                       Segment,                                                                                                Surrender
Issue Age, &                                                            Charge
Effective Date    Rating Class (RC)                                                                                     Threshold

[Contract Date]	[$75,000.00] Basic Insurance Amount Issue Age [35] RC = [Nonsmoker]	[$75,000.00]

TABLE(S) CONTINUED ON NEXT PAGE

VULNT-2009                                                                Page 4 NY

                                                 PROCESSING DATE: [XXX XX XXXX]
                                        POLICY NO. [XX XXX XXX]

TABLE(S) CONTINUED

Table of Maximum Monthly Insurance Rates per $1,000 of Net Amount at Risk
Rating Class: [NONSMOKER]

Insured’s Attained Age*	Maximum Monthly Rate	Insured’s Attained Age*	Maximum Monthly Rate

[35]	[0.09333]	[68]	[1.75917]
[36]	[0.09750]	[69]	[1.91917]
[37]	[0.10333]	[70]	[2.10583]
[38]	[0.11083]	[71]	[2.33250]
[39]	[0.11750]	[72]	[2.59750]

[40]	[0.12667]	[73]	[2.87667]
[41]	[0.13750]	[74]	[3.17667]
[42]	[0.15083]	[75]	[3.50333]
[43]	[0.16667]	[76]	[3.87167]
[44]	[0.18417]	[77]	[4.30000]

[45]	[0.20333]	[78]	[4.79750]
[46]	[0.22250]	[79]	[5.35500]
[47]	[0.23833]	[80]	[5.97667]
[48]	[0.25083]	[81]	[6.65250]
[49]	[0.26667]	[82]	[7.36833]

[50]	[0.28750]	[83]	[8.15000]
[51]	[0.31417]	[84]	[9.01917]
[52]	[0.34667]	[85]	[9.98583]
[53]	[0.38417]	[86]	[11.04917]
[54]	[0.43167]	[87]	[12.19833]

[55]	[0.48500]	[88]	[13.42000]
[56]	[0.54000]	[89]	[14.70167]
[57]	[0.59333]	[90]	[15.97833]
[58]	[0.64667]	[91]	[17.23500]
[59]	[0.70917]	[92]	[18.55167]

[60]	[0.78500]	[93]	[19.94000]
[61]	[0.87750]	[94]	[21.40250]
[62]	[0.98500]	[95]	[22.85083]
[63]	[1.10250]	[96]	[24.26500]
]64]	[1.22500]	[97]	[25.77167]

[65]	[1.35250]	[98]	[27.37833]
[66]	[1.48167]	[99]	[29.09250]
[67]	[1.61667]	[100]	[30.73000]
TABLE(S) CONTINUED ON NEXT PAGE

VULNT-2009                                                                Page 4A NY

                                                 PROCESSING DATE: [XXX XX XXXX]
                                        POLICY NO. [XX XXX XXX]

TABLE(S) CONTINUED

Insured’s Attained Age*	Maximum Monthly Rate	Insured’s Attained Age*	Maximum Monthly Rate

[101]	[32.18250]	[111]	[52.48583]
[102]	[33.72750]	[112]	[55.23583]
[103]	[35.37000]	[113]	[58.14583]
[104]	[37.10583]	[114]	[61.22083]
[105]	[38.93417]	[115]	[64.46917]

[106]	[40.87500]	[116]	[67.89667]
[107]	[42.93417]	[117]	[71.51083]
[108]	[45.11917]	[118]	[75.31667]
[109]	[47.43500]	[119]	[79.30583]
[110]	[49.88750]	[120]	[83.33333]

* For the segment amount(s) effective on the contract date (see Segment Table), the Insured’s attained age is the issue age found on page 3 plus the length of time since the contract date.

For any segment amount(s) effective after the contract date, the Insured’s attained age is the issue age of that segment plus the length of time since its effective date.

We may charge less than the maximum monthly rates.  From time to time, we will consider the need to change the rates we charge.  We describe the factors we use to determine such changes under General Provisions.

See the Basis of Computation for a description of the basis we use to compute these rates.

TABLE(S) CONTINUED ON NEXT PAGE

VULNT-2009                                                                Page 4B NY

                                                 PROCESSING DATE: [XXX XX XXXX]
                                        POLICY NO. [XX XXX XXX]

TABLE(S) CONTINUED

Table of Attained Age Factors

These factors are used to determine your death benefit as described under Death Benefit Provisions.

These factors apply during each contract year.

Contract Year	Factors	Contract Year	Factors
[1]	[4.81]	[31]	[1.84]
[2]	[4.64]	[32]	[1.79]
[3]	[4.49]	[33]	[1.75]
[4]	[4.33]	[34]	[1.70]
[5]	[4.18]	[35]	[1.66]

[6]	[4.04]	[36]	[1.62]
[7]	[3.90]	[37]	[1.58]
[8]	[3.77]	[38]	[1.55]
[9]	[3.64]	[39]	[1.51]
[10]	[3.52]	[40]	[1.48]

[11]	[3.40]	[41]	[1.45]
[12]	[3.29]	[42]	[1.42]
[13]	[3.18]	[43]	[1.39]
[14]	[3.08]	[44]	[1.36]
[15]	[2.98]	[45]	[1.34]

[16]	[2.88]	[46]	[1.32]
[17]	[2.79]	[47]	[1.29]
[18]	[2.70]	[48]	[1.27]
[19]	[2.62]	[49]	[1.25]
[20]	[2.53]	[50]	[1.24]

[21]	[2.46]	[51]	[1.22]
[22]	[2.38]	[52]	[1.20]
[23]	[2.31]	[53]	[1.19]
[24]	[2.24]	[54]	[1.17]
[25]	[2.17]	[55]	[1.16]

[26]	[2.11]	[56]	[1.15]
[27]	[2.05]	[57]	[1.14]
[28]	[1.99]	[58]	[1.13]
[29]	[1.94]	[59]	[1.12]
[30]	[1.89]	[60]	[1.11]
TABLE(S) CONTINUED ON NEXT PAGE

VULNT-2009                                                                Page 4C NY

                                                 PROCESSING DATE: [XXX XX XXXX]
                                        POLICY NO. [XX XXX XXX]

TABLE(S) CONTINUED

Contract Year	Factors	Contract Year	Factors
[61]	[1.10]	[74]	[1.02]
[62]	[1.09]	[75]	[1.02]
[63]	[1.07]	[76]	[1.02]
[64]	[1.05]	[77]	[1.02]
[65]	[1.02]	[78]	[1.02]

[66]	[1.02]	[79]	[1.02]
[67]	[1.02]	[80]	[1.02]
[68]	[1.02]	[81]	[1.02]
[69]	[1.02]	[82]	[1.02]
[70]	[1.02]	[83]	[1.02]
[71]	[1.02]	[84]	[1.02]
[72]	[1.02]	[85]	[1.02]
[73]	[1.02]	[86]	[1.02]

END OF TABLE(S)

VULNT-2009                                                                Page 4D NY

DEFINITIONS

We, our, us and Pruco Life.- Pruco Life Insurance Company of New Jersey.

You and your.- The owner(s) of the contract.

Insured.- The person named as the Insured on the first page.  He or she need not be the owner.

SEC.- The Securities and Exchange Commission.

Issue Date.- The contract date shown on the first page.

Anniversary or contract anniversary.-The same day and month as the contract date in each later year.

Contract Year.- A year that starts on the contract date or on an anniversary.

Monthly Date.- The contract date and the same day as the contract date in each later month.

Contract Month.- A month that starts on a monthly date.

Target Year.- A year beginning on the effective date of a basic insurance amount segment (see Segment Table) and on the same day and month in a later year.

Proceeds.- The amount we would pay if we were to settle the contract in one sum.

THE CONTRACT

Entire Contract

This policy and any attached copy of an application, including an application requesting a change, form the entire contract.  We assume that all statements in an application are made to the best of the knowledge and belief of the person(s) who make them; they are deemed to be representations and not warranties.  We rely on those statements when we issue the contract and when we change it.  We will not use any statement, unless made in an application, to try to void the contract, to contest a change, or to deny a claim.

Contract Modifications

Only a Pruco Life officer with the rank or title of vice president may agree to modify this contract, and then only in writing.

Incontestability

Except as we state in the next sentence, we will not contest this contract after it has been in force during the Insured's lifetime for two years from the issue date.  The exceptions are: (1) non-payment of enough premium to pay the required charges; and (2) any change in the contract that requires our approval and that would increase our liability.  For any such change, we will not contest the increase in liability after the change has been in effect for two years during the lifetime of the Insured.  The contract will be contestable for two years from the date of any reinstatement for information contained in the application for such reinstatement.

VULNT-2009                                                                           Page 5                                                                NY

OWNERSHIP

Unless a different owner is named in the application, the owner of the contract is the Insured.  This ownership arrangement will remain in effect unless you ask us to change it.

You may change the ownership of the contract by sending us a request in a form that meets our needs.  We may ask you to send us the contract to be endorsed. If we receive your request in a form that meets our needs, and the contract if we ask for it, we will file and record the change, and it will take effect as of the date you signed the request.

While the Insured is living, the owner alone is entitled to any contract benefit and value, and to the exercise of any right and privilege granted by the contract or by us.

DEATH BENEFIT PROVISIONS

We will pay a benefit to the beneficiary at the Insured's death if this contract is in force at the time of that death; that is, if it has not been surrendered and it is not in default past the grace period.

If the contract is not in default, the amount we will pay will be the death benefit determined as of the date of the Insured's death reduced by any contract debt (described under Loans).

If the contract is in default, and the Insured's death occurs in the grace period (described under Default),  we will pay the death benefit reduced by any contract debt and the amount needed to pay charges through the date of death.

If the Insured's death occurs past the grace period, no death benefit is payable.

Death Benefit

This contract has a Type A or Type B death benefit.  We show the type of death benefit that applies to this contract under Type of Death Benefit.

If this contract has a Type A death benefit, the death benefit on any date is equal to the greater of: (1)  the basic insurance amount, and (2) the contract fund before deduction of any monthly charges due on that date, multiplied by the attained age factor that applies.

If this contract has a Type B death benefit, the death benefit on any date is equal to the greater of: (1)  the basic insurance amount plus the contract fund before deduction of any monthly charges due on that date, and (2) the contract fund before deduction of any monthly charges due on that date, multiplied by the attained age factor that applies.

For the purpose of computing the death benefit, if the contract fund is less than zero we will consider it to be zero. Your basic insurance amount and attained age factors are shown in the contract data pages.

Additional Death Benefits

This contract may provide additional benefits, which may be payable on an Insured's death.  If it does, they will be listed on a contract data page, and a form describing the benefit will be included in this contract.

Any such benefit will be payable only if the contract is not in default past the grace period at the time of the death.

VULNT-2009                                                                           Page 6                                                      NY

Method of Payment

You may choose to have any death benefit paid in a single sum or under one of the optional modes of settlement shown in the Settlement Options provision.  Payment will be no later than two months after we receive proof of death and of the interest of the claimant.

Suicide Exclusion

If the Insured dies by suicide within two years from the Issue Date, this contract will end and we will return the premiums paid less any contract debt and less any withdrawals.

The following statement applies only with respect to an increase in the basic insurance amount resulting from a request you make in accordance with the Change in Basic Insurance Amount provision of this contract. If the Insured dies by suicide after two years from the issue date but within two years of the effective date of an increase in the basic insurance amount, we will pay, as to the increase in amount, no more than the sum of the premiums paid on and after the effective date of the increase.

Interest on Death Benefit

Any death benefit described above will be credited with interest. The amount will be the greater of: (1) interest calculated in accordance with applicable laws, and (2) interest calculated from the date of death at a rate declared by Pruco Life.

CHANGE IN BASIC INSURANCE AMOUNT

You may change the basic insurance amount, subject to our approval and all these conditions and the paragraphs that follow:

1. You must ask for the change in a form that meets our needs.

2. The change must be one permitted by our current underwriting rules.

3. The amount of an increase or decrease must be at least equal to the minimum increase or decrease  in basic insurance amount shown under Contract Limitations in the contract data pages.

4. The basic insurance amount after a decrease must be at least equal to the minimum basic insurance  amount shown under Contract Limitations in the contract data pages.

5. If we ask you to do so, you must send us the contract to be endorsed.

6. You must prove to us that the Insured is insurable for any increase.

7. The contract must not be in default.

8. We may deny any increase if it would cause the number of segments shown in the Segment Table in the data pages to exceed ninety-nine.

9. We will not permit an increase before the first contract anniversary.

10. You may not decrease the basic insurance amount if any surrender charge on the decrease exceeds the amount in your contract fund less the administrative charge (shown under Adjustments to the Contract Fund) for the decrease.

VULNT-2009                                                                           Page 7                                                      NY

We may decline changes for increases or decreases if we determine it would cause the contract to fail to qualify as life insurance under the applicable tax law.  A change will take effect only if we approve your request for it at our Home Office and will take effect on the date we approve it.  If we approve the change, we will recompute the contract's charges and values in the appropriate tables.  A change in the basic insurance amount may also affect the amount of any extra benefits this contract might have.  We will send you new contract data pages showing the amount and effective date of the change and the recomputed charges and values.  If we approve an increase, the new contract data pages will include an additional segment with the effective date of the increase appearing on the Segment Table.  If we approve an increase, the new contract data pages will also show the increased monthly charge for administrative expenses for the new basic insurance amount.  Please see the Cost of Insurance provision for how an increase will affect your cost of insurance charges.  If the Insured is not living on the effective date, the change will not take effect.  We may deduct the administrative charge (shown under Adjustments to the Contract Fund) for the change.

Surrender Charge on Increases

We will increase the amount of maximum surrender charges shown under the Schedule of Maximum Surrender Charges if you increase your basic insurance amount. If the increase is approved, we will send you new contract data pages showing the new Schedule of Maximum Surrender Charges and an updated Segment Table.

Surrender Charge on Decreases

We may impose a partial surrender charge if you decrease the basic insurance amount. We describe the method we use to determine the maximum partial surrender charge we will deduct from the contract fund below.

If there is only one segment (see Segment Table), we will reduce that segment's basic insurance amount by the amount of the decrease.  If there is more than one segment, we will decrease the basic insurance amount of each segment based on the proportion of its basic insurance amount to the total of all basic insurance segment amounts in effect just before the change.

For any segment incurring a decrease in the basic insurance amount to an amount equal to or greater than the Surrender Charge Threshold shown in the Segment Table, we will not impose a surrender charge. For any segment incurring a decrease in the basic insurance amount to an amount below this threshold, we will subtract the new basic insurance amount from the threshold amount. We will then multiply the surrender charge (see Schedule Of Maximum Surrender Charges for that segment) by the lesser of this difference and the amount of the decrease and divide by the threshold amount and deduct the result from the contract fund.

COST OF INSURANCE

On each monthly date, we will deduct a charge for the cost of insurance from the contract fund.  The charge for each segment is based upon the issue age, sex, smoker and non-smoker status, and rating class of the Insured and the length of time since the effective date of the segment.  The effective date of the original basic insurance amount is the contract date.  To determine the maximum charge for the cost of insurance, we use the following method:

We determine the maximum cost of insurance rate for each currently effective basic insurance segment amount shown in the Segment Table in the data pages using the maximum monthly rate shown under the Table of Maximum Monthly Insurance Rates for the appropriate rating class. If there is only one basic insurance segment amount currently in effect, we multiply the rate by the net amount at risk (the death benefit minus the contract fund) divided by $1000 to compute the maximum charge for the cost of insurance.  For the purpose of computing the net amount at risk, if the contract fund is less than zero, we will consider it to be zero.

If there are two or more basic insurance segments currently in effect, we first allocate the total net amount at risk (the death benefit minus the contract fund) to each basic insurance segment based on the proportion of its basic insurance amount to the total of basic insurance amounts for all segments currently in effect.  We multiply the rate by the allocated net amount at risk divided by $1000 for each basic insurance segment and add the results to determine the total maximum charge for the cost of insurance.

VULNT-2009                                                                           Page 8                                                      NY

CHANGING THE TYPE OF DEATH BENEFIT

This contract has a Type A or Type B death benefit (see Death Benefit).  Subject to our approval, you may  change the type of death benefit. We will adjust the basic insurance amount so that the death benefit immediately after the change will remain the same as the death benefit immediately before the change.  If there is more than one segment (see Segment Table), we will adjust the basic insurance amount of each segment based on the proportion of its basic insurance amount to the total of basic insurance amounts for all segments in effect just before the adjustment.

Type A to B

If you are changing from a Type A to a Type B death benefit, we will reduce the basic insurance amount by the contract fund on the date the change takes effect.

Type B to A

If you are changing from a Type B to a Type A death benefit, we will increase the basic insurance amount by the contract fund on the date the change takes effect.  This increase in basic insurance amount will not increase the surrender charge threshold.

We may deduct from the contract fund the administrative charge shown for changes in the basic insurance amount under Adjustments to the Contract Fund. If the change in the type of death benefit results in a reduction in the basic insurance amount, the basic insurance amount after the decrease must be at least equal to the minimum basic insurance amount, which we show under Contract Limitations in the contract data pages. We may deduct from the contract fund a surrender charge for a reduction in the basic insurance amount as described in the Change in Basic Insurance Amount provision.

A change in the type of death benefit will take effect only if we approve your request at our Home Office.  If the change results in an increase in the net amount at risk, you may have to prove the Insured is insurable for that increase.  If there is no increase in the net amount at risk, we will not require such proof.  If we approve the change, we will recompute the contract's charges, values and limitations shown in the contract data pages.  The change will take effect on the monthly date that coincides with or next follows the date we approve your request.  We will send you new contract data pages showing the amount and effective date of the change in basic insurance amount and the recomputed charges, values and limitations.

Your request for a change must be in a form that meets our needs.  We may require you to send us this contract before we make the change.

BENEFICIARY

You may designate or change a beneficiary by sending us a request in a form that meets our needs.  We may ask you to send us the contract to be endorsed. If we receive your request, and the contract if we ask for it, we will file and record the change and it will take effect as of the date you signed the request.  But if we make any payment(s) before we receive the request, we will not have to make the payment(s)  again. Any beneficiary's interest is subject to the rights of any assignee we know of.

When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated. To show priority, we may use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class 2, and so on.  When we use numbered classes, these statements apply to beneficiaries unless the form states otherwise:

1. One who survives the Insured will have the right to be paid only if no one in a prior class survives the Insured.

2. One who has the right to be paid will be the only one paid if no one else in the same class survives the Insured.

3. Two or more in the same class who have the right to be paid will be paid in equal shares.

4. If none survives the Insured, we will pay in one sum to the Insured's estate.

VULNT-2009                                                                           Page 9                                                      NY

Before we make a payment, we have the right to decide what reasonable proof we need of the identity, age, or other facts about any persons designated as beneficiaries. If beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

If a beneficiary is irrevocable, such beneficiary cannot be changed without the written consent of that beneficiary.

PREMIUM PAYMENT

Payment of Premiums

The minimum initial premium shown in the contract data pages is due on or before the contract date.  There is no insurance under this contract until that premium is paid.  We may require an additional premium if adjustments to premium payments plus any contract fund charges due on or before the payment date exceeds the minimum initial premium.

Subject to the limitations below, additional premiums may be paid at any time during the Insured's lifetime up to attained age 121 as long as the contract is not in default beyond the grace period.  Premiums may be paid at one of our offices or to one of our authorized representatives.  We will give a signed receipt upon request.  The minimum premium we will accept is shown on a contract data page.  We have the right to refuse to accept a premium payment that would cause this contract to fail to qualify as life insurance under applicable tax law.  We also have the right to refuse to accept any payment that increases the death benefit by more than it increases the contract fund.

If a loan is outstanding, a payment will be considered a premium payment unless it is designated as a loan payment.

Planned Premium

We show the planned premium in the contract data pages.  You asked us to bill you for this amount as of  the contract date.  Payment of the planned premium will not guarantee the contract will remain in force, nor  will it guarantee the contract will mature.

Invested Premium Amount

The invested premium amount is the portion of each premium you pay that we add to the contract fund. It is equal to the premium paid minus the adjustments to premium payments shown on a contract data page.

Crediting the Initial Premium Payment

If we receive the first premium payment on or before the contract date, we will credit the invested premium amount to the contract fund on the contract date.

If we receive the first premium payment after the contract date, we will credit the premium amount to the contract fund on the payment date.

Allocations

We will allocate 100% of any invested premium into the Money Market Investment Option until the tenth day after you receive this contract. At the end of that day (unless you ask us otherwise) we will re-allocate the amount in the Money Market Investment Option in accordance with the Initial Allocation of Invested Premium Amounts shown in the contract data pages.

You may allocate all or a part of your invested premium amount to one or more of the investment options listed in the contract data pages.  You may choose to allocate nothing to a particular investment option. You may not choose a fractional percentage.

The initial allocation of invested premium amounts is shown on a contract data page.  You may change the allocation for future invested premium amounts at any time if the contract is not in default.  To change your allocation, simply notify us in a form that meets our needs.  The change will take effect on the date we receive your notice; we will send you a confirmation of the transaction.

VULNT-2009                                                                           Page 10                                                      NY

CONTRACT FUND

When you make your first premium payment, the invested premium amount, less any charges due on or before that day (including charges that are needed because you have asked us for a contract date that precedes the payment date), becomes your contract fund.  Amounts are added to and subtracted from the contract fund as shown under Adjustments to the Contract Fund in the contract data pages.  Amounts subtracted from the contract fund may cause the contract fund to be less than zero.  The contract fund is used to pay charges under this contract and will determine, in part, whether this contract will remain in force or go into default.  The contract fund is also used to determine your loan and surrender values, the amount you may withdraw, and the death benefit.  Additional amounts credited to the contract fund are nonforfeitable after crediting except indirectly due to surrender charges.

Cash Value

The cash value at any time is the contract fund less any surrender charge. We show the maximum surrender charge for each segment (see Segment Table) in the Schedule of Maximum Surrender Charges for that segment. If there are two or more segments, we will add their surrender charges and deduct the total from the contract fund.

Net Cash Value

The net cash value at any time is the cash value less any contract debt.

If the contract is in default, the net cash value is zero.

Net Amount at Risk

The net amount at risk is used to determine the cost of insurance as described under Adjustments to the Contract Fund.  It is equal to the death benefit (see Death Benefit) minus the contract fund.  For the purpose of computing the net amount at risk, if the contract fund is less than zero we will consider it to be zero.

DEFAULT

Excess Contract Debt Default

If contract debt ever grows to be equal to or more than the cash value, the contract will have excess contract debt and will be in default.

Cash Value Default

On each monthly date, we will determine the cash value.  If the cash value is greater than zero and the contract has no excess contract debt, the contract will remain in force until the next monthly date.  If the cash value is zero or less, the contract is in default.

Notice of Default

If the contract is in default, we will mail you a notice stating the amount we will need to keep the contract in force.  That amount will equal a premium which we estimate will keep the contract in force for three months from the date of default.  The notice will be mailed no earlier than, and within 30 days after, the processing date we determine the contract was in default.  We grant a 61-day grace period from the date we mail the notice to pay this amount.  The contract will remain in force during this period.  If that amount is not paid to us by the end of the 61-day grace period, the contract will end and have no value.

VULNT-2009                                                                           Page 11                                                      NY

REINSTATEMENT

If this contract ends without value, as described under Default, you may reinstate it. The following conditions must be satisfied:

1. The contract must not have been in default for more than 5 years.

2. You must prove to us that the Insured is insurable for the contract.

3.You must pay us a charge equal to: (a) an amount, if any, required to bring the cash value to zero on the date the contract went into default, plus (b) the deductions from the contract fund during the grace period following the date of default, plus (c) a premium that we estimate will be sufficient after administrative charges to cover the deductions from the contract fund for three monthly dates starting on the date of reinstatement.

4. Any existing contract debt on the date of default will be cancelled and will not be reinstated.

The date of reinstatement will be the date we approve your request.  We will deduct all required charges from your payment and put the balance in your contract fund. If we approve the reinstatement, we will credit the contract fund with a refund of that part of any surrender charge deducted at the time of default which would have been charged if the contract were surrendered immediately after reinstatement.

VULNT-2009                                                                           Page 12                                                      NY

SEPARATE ACCOUNT

Separate Account

The words "separate account", when we use them in this contract without qualification, mean any separate account we establish to support variable life insurance contracts like this one.  We list the separate account(s) available to you in the contract data pages.  We may establish additional separate accounts.  We will notify you within one year if we do so.

Variable Investment Options

A separate account may offer one or more variable investment options.  We list them in the contract data pages.  We may establish additional variable investment options.  We will notify you within one year if we do so.  We may also eliminate existing variable investment options, but only with the consent of the SEC and the Superintendent of the New York Insurance Department.

Income and realized and unrealized gains and losses from assets in each variable investment option are credited to, or charged against, that variable investment option.  This is without regard to income, gains, or losses in other variable investment options.

Separate Account Investments

We may invest the assets of different separate accounts in different ways.  But we will do so only with the consent of the SEC and the Superintendent of the New York Insurance Department.  The process for obtaining consent is on file with the Superintendent of the New York Insurance Department.

The assets of the separate account shall be available to cover the liabilities of the general account only to the extent that the assets exceed the liabilities of the separate account arising under the variable life insurance policies supported by the separate account.

We will determine the value of the assets in each separate account registered with the SEC under the Investment Company Act of 1940 and any variable investment option on each day the New York Stock Exchange is open for business.

Change in Investment Policy

A portfolio of the fund might make a material change in its investment policy.  In that case, we will send you a notice of the change.  Within 60 days after you receive the notice, or within 60 days after the effective date of the change, if later, you may transfer to the fixed interest rate investment option any amounts in the investment option investing in that portfolio.

No material change in investment policy of a portfolio shall be made unless we have filed such change with the Superintendent of the New York Insurance Department.

FIXED INVESTMENTS

We list any fixed investment option available to you in the contract data pages.  We may establish additional fixed investment options.  We will notify you within one year if we do so.  You may allocate all or part of your invested premium amount to an available fixed investment option.  As stated under Adjustments to the Contract Fund, we credit fixed investment options with guaranteed interest and we may credit them with excess interest.  This excess interest is non-forfeitable.

Once each year, you have the option to transfer the entire amount in the variable investment options to the fixed interest rate investment option and surrender this contract for a fixed reduced paid-up insurance benefit.

VULNT-2009                                                                           Page 13                                                                NY

TRANSFERS

You have the right to transfer amounts into or out of variable investment options and into any fixed investment option up to twelve times in each contract year without charge if the contract is not in default. Additional transfers may be made during each contract year, but only with our consent. We may charge for additional transfers as we state under Adjustments to the Contract Fund. Transfers out of any fixed investment option may be made only with our consent.

You may also transfer amounts from the variable investment options into any fixed investment option at any time (a) within eighteen months from the contract date, and (b) within 60 days of the effective date of a material change in the investment policy of a variable investment option (or the receipt of the notice of the option available, if later) with no restriction.  Such transfers do not count toward the twelve transfers allowed in each contract year as stated above.

We may restrict the number, timing and amount of transfers in accordance with our rules if your transfer activity is determined by us to be disruptive to the variable investment option or to the disadvantage of other contract owners. We may prohibit transfer requests made by an individual acting under a power of attorney on behalf of more than one contract owner.

To make a transfer, you must ask us in a form that meets our needs. Unless otherwise restricted, the transfer will take effect on the date we receive your notice at our Home Office.

Dollar Cost Averaging

You may elect to transfer money periodically from the Money Market Investment Option into other variable investment options.  Transfers under dollar cost averaging do not count toward the twelve transfers allowed each contract year as stated above.  The transfer can be either a fixed dollar amount or a percentage of the amount you designate for this purpose.  The transfers may be made monthly, quarterly, semi-annually or annually. It will take effect as of the end of the valuation period on the date coinciding with the period you select.  If the New York Stock Exchange is not open on that date, or if that date does not occur in a particular month, the transfer will take effect as of the end of the valuation period which immediately follows that date.  This feature will end when (1) $50 or less remains of the amount you designated or (2) you ask us to cancel.

SURRENDER

You may surrender this contract for its net cash value (or a fixed reduced paid-up insurance benefit).  To do so, you must ask us in a form that meets our needs.  We may require you to send us the contract.  A detailed statement of the method of computation of cash surrender values and other nonforfeiture benefits is on file with the superintendent of the Department of Insurance.

We will usually pay any net cash value within seven days after we receive your request and the contract at our Home Office.  But we have the right to postpone paying you the part of the net cash value that is to come from any variable investment option provided by a separate account registered under the Investment Company Act of 1940 if:  (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.  We have the right to postpone paying you the remainder for up to six months.  If we do so for more than ten days, including surrenders of fixed reduced paid-up insurance, we will pay interest at the rate that then applies to Option 3 (Interest Payment) of the Settlement Options provision.  We have the right to postpone paying you any net cash value for up to six months if the contract is being continued on a fixed reduced paid-up insurance basis (see below).

VULNT-2009                                                                           Page 14                                                      NY

Fixed Reduced Paid-up Insurance

This will be paid-up life insurance on the Insured's life.  We will pay the amount of this insurance when the Insured dies.  There will be cash values and loan values.  The loan interest rate will be 5.5%.

The amount of this insurance will be what is provided when we use the net cash value at the net single premium rate.  This rate depends on the Insured's issue age and sex and on the length of time since the contract date.

WITHDRAWALS

You may make withdrawals from the contract subject to all these conditions and the paragraph that follows:

1. You must ask for the withdrawal in a form that meets our needs.

2. The net cash value after withdrawal may not be less than or equal to zero after deducting (a) any charges associated with the withdrawal and (b) an amount that we estimate will be sufficient to cover the contract fund deductions for two monthly dates following the date of withdrawal.

3. You may not withdraw less than the minimum amount shown under Contract Limitations.

4. The basic insurance amount after withdrawals must be at least equal to the minimum basic insurance amount shown under Contract Limitations.

Any amount withdrawn may not be repaid except as a premium subject to charges.

Effect on Contract Fund

We will reduce your contract fund on the date we approve your request by the withdrawal amount and any charges listed under Adjustments to the Contract Fund.  Unless you request otherwise and we agree, we will take any withdrawal proportionately from all investment options that apply to the contract.

We may charge an administrative fee as stated under Adjustments to the Contract Fund.

Effect on Basic Insurance Amount

If you have a Type B death benefit, withdrawals will not affect the basic insurance amount.

If you have a Type A death benefit and the withdrawal would cause the net amount at risk (see Contract Fund) to increase, we will reduce the basic insurance amount and, consequently, your death benefit to offset this increase.  If there is more than one segment (see Segment Table), we will adjust the basic insurance amount of each segment based on the proportion of its basic insurance amount to the total of basic insurance amounts for all segments in effect just before the adjustment.  The reduction in the basic insurance amount will never be more than the withdrawal amount.  If we reduce the basic insurance amount, we will recompute the contract's charges, values and limitations.  We will send you new contract data pages showing these changes. We may also deduct a surrender charge from the contract fund as described in the Change in Basic Insurance Amount provision.

We will usually pay any withdrawal amount within seven days after we receive your request and the contract at our Home Office.  But we have the right to postpone paying you the part of the net cash value that is to come from any variable investment option provided by a separate account registered under the Investment Company Act of 1940 if:  (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.  We have the right to postpone paying you the remainder for up to six months.  If we do so for more than ten days, we will pay interest at the rate that then applies to Option 3 (Interest Payment) of the Settlement Options provision.

VULNT-2009                                                                           Page 15                                                                NY

LOANS

Subject to the requirements of this provision, you may at any time borrow any amount up to the current loan value less any existing contract debt.  You may wish to consult with a tax advisor before taking a loan.

Loan Value

If the contract is not in default, the loan value at any time is equal to the sum of (a) 99% of the cash value attributable to the variable investment options, and (b) the balance of the cash value.

If the contract is in default, it has no loan value.

Contract Debt

Contract debt at any time means the loan on the contract at that time, plus the interest we have charged that is not yet due and that we have not yet added to the loan.

Loan Requirements

For us to approve a loan, the following requirements must be met:  you must assign this contract to us as sole security for the loan; the Insured must be living; and the resulting contract debt must not be more than the loan value.

If there is already contract debt when you borrow from us, we will add the new amount you borrow to that debt.

Interest Charge

We will charge interest daily on any loan.  Interest is due on each contract anniversary, or when the loan is paid back, whichever comes first.  If interest is not paid when due, we will increase the loan amount by any unpaid interest.  Except as stated below, we charge interest at an effective annual rate shown under Loan Interest Rate in the contract data pages.

Preferred Loans

A portion of the amount you may borrow on or after the 10th contract anniversary will be considered a Preferred Loan up to an amount equal to the maximum preferred loan amount described below.  Preferred Loans are charged interest at an effective annual rate shown under Preferred Loan Interest Rate in the contract data pages.

Maximum Preferred Loan Amount

The maximum preferred loan amount available starting on the 10th contract anniversary is (A) minus (B), where (A) is the total amount you may borrow, and (B) is the total premiums paid less total withdrawals, if any.  If (B) is less than zero, we will consider it to be zero.

Effect on Contract Fund

When you take a loan, the amount of the loan continues to be a part of the contract fund and is credited with interest at an effective rate of 3% a year.

We will reduce the portion of the contract fund allocated to the investment options by the amount you borrow, and by loan interest that becomes part of the loan if it is not paid when due.

VULNT-2009                                                                           Page 16                                                                NY

We will take any loan proportionately from all investment options that apply to the contract unless you ask us otherwise.

On each monthly date, if there is a contract loan outstanding at any time during the previous month, we will increase the portion of the contract fund in the investment options by interest credits accrued on the loan since the last monthly date. When you repay all or part of a loan, we will increase the portion of the contract fund in the investment options by the amount of that repayment. To do this, we will use your investment allocation for future premium payments on file as of the loan payment date. We will also decrease the portion of the contract fund on which we credit the guaranteed interest rate of 3% a year by the amount of loan you repay.

We will not increase the portion of the contract fund allocated to the investment options by loan interest that is paid before we make it part of the loan.  We reserve the right to change the manner in which we allocate loan repayments.  If we make such a change, we will do so for all contracts like this one.  We will send you notice of any change.

For the possible effect of excess contract debt and/or failure to repay loans, see Default.

Deferral

We will usually pay any loan within seven days after we receive your request and the contract at our Home Office.  But we have the right to postpone paying you the part of the net cash value that is to come from any variable investment option (provided by a separate account registered under the Investment Company Act of 1940) if:  (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.  We have the right to postpone paying the remainder, except if used to pay premiums, for up to six months.  We have the right to postpone paying you any loan for up to six months if the contract is being continued on a fixed reduced paid-up insurance basis (see Surrender).  If we do so for more than ten days, we will pay interest at the rate that then applies to Option 3 (Interest Payment) of the Settlement Options provision.

GENERAL PROVISIONS

Annual Report

Once each contract year we will send you a report.  It will show:  the current death benefit; the amount of the contract fund in each investment option; the net cash value; any contract debt and the interest rate we are charging; premiums paid, investment results, charges deducted, and withdrawals taken since the last report.  The report may also show any other data that may be required where this contract is delivered.

Payment of Death Claim

If we settle this contract in one sum as a death claim we will usually pay the proceeds within seven days after we receive at our Home Office proof of the Insured's death and any other information we need to pay the claim.  But we have the right to postpone paying the part of the proceeds that is to come from a variable investment option if:  (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.

Currency

Any money we pay, or that is paid to us, must be in United States currency.  Any amount we owe will be payable at our Corporate Office.

Misstatement of Age or Sex

If the Insured's stated age or sex or both are not correct, we will change each benefit and any amount to be paid to what the most recent deductions from the contract fund for the cost of insurance would have provided at the Insured's correct age and sex.

Assignment

We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Home Office.  We are not obliged to see that an assignment is valid or sufficient.  This contract may not be assigned to any employee benefit plan or program without our consent.  This contract may not be assigned if such assignment would violate any federal, state, or local law or regulation prohibiting sex distinct rates for insurance.

VULNT-2009                                                                           Page 17                                                      NY

Change in Plan

You may be able to have this contract changed to another plan of life insurance.  Any change may be made only if we consent, and will be subject to conditions and charges that are applicable to the new plan in accordance with regular rules in effect at the time of the change.

Factors Subject To Change

Charges deducted from premium payments and the contract fund may change from time to time, subject to the maximums shown in the contract data pages.  In deciding whether to change any of these charges, at least every five years, but not more often than once per year we will consider factors such as mortality, persistency, expenses, taxes and interest and/or investment experience to see if a change in our assumptions is needed.  Changes in factors will be by class.  All changes will be determined only prospectively; that is, we will not recoup prior losses or distribute prior gains by means of these changes.  The procedure for computing rates is on file with the Department of Insurance.

Non-Participating

This contract will not share in our profits or surplus earnings.  We will pay no dividends on it.

Applicable Tax Law

This contract has been designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended.  We reserve the right, however, to decline any change we determine would cause this contract to fail to qualify as life insurance under the applicable tax law.  This includes changing the basic insurance amount, withdrawals, and changing the type of death benefit.  We also have the right to change this contract, to require additional premium payments, or to make distributions from this contract to the extent necessary to continue to qualify this contract as life insurance.  Finally, we reserve the right to take whatever action is necessary to prevent the contract from becoming a modified endowment contract under Section 7702A of the Internal Revenue Code unless you have otherwise indicated to us in writing that you want a modified endowment contract.

Age 121

We discontinue the monthly charges from the contract fund on the first contract anniversary on or following the Insured's 121st birthday. You may continue the insurance amount and the contract fund described in the contract with no further premiums, except as needed to keep this contract from lapsing.  Loans, loan repayments, and withdrawals can continue to be made after age 121.

NOTE:  This contract may not qualify as life insurance after the insured's attained age 121 under federal tax law and it may be subject to adverse tax consequences.  Please consult with a tax advisor if choosing to continue the contract after age 121.

BASIS OF COMPUTATION

Mortality Basis and Interest Rate

(A) We compute maximum monthly insurance rates using:

1.  the Commissioners 2001 Standard Ordinary Smoker and Nonsmoker Mortality Tables without Select Factors;

2. the issue age, sex, smoker and non-smoker status, and rating class of the Insured and the length of time since the contract date;

3.  age last birthday; and

4.  an effective interest rate of 3% a year.

VULNT-2009                                                                           Page 18                                                      NY

(B) We compute all net single premiums and values for fixed reduced paid-up insurance using:

1.  the Commissioners 2001 Standard Ordinary Smoker and Nonsmoker Mortality Tables without Select Factors;
2.  the issue age of the Insured and the length of time since the contract date;
3.  continuous functions based on age last birthday; and
4.  an effective interest rate of 4% a year.

Minimum Legal Values

The cash surrender values provided by this contract are at least as large as those set by law where it is delivered.  Where required, we have given the insurance regulator a detailed statement of how we computevalues and benefits.

SETTLEMENT OPTIONS

Options Described

You may choose to have the proceeds (that is, any death benefit or any amount payable upon surrender of the contract) paid in a single sum or under one of the optional modes of settlement described below.

If the person who is to receive the proceeds of this contract wishes to take advantage of one of these optional modes, we will furnish, on request, details of the options we describe below or any others we may have available at the time the proceeds become payable.

Option 1 (Instalments For a Fixed Period)

We will make equal payments for up to 25 years.  The Option 1 Table shows the minimum amounts we will pay.

Option 2 (Life Income)

We will make equal monthly payments for as long as the person on whose life the settlement is based lives,  with payments certain for 120 months.  The Option 2 Table shows the minimum amounts we will pay.  But, we must have proof of the date of birth of the person on whose life the settlement is based.

Option 3 (Interest Payment)

We will hold an amount at interest.  We will pay the interest annually, semi-annually, quarterly, or monthly.

Option 4 (Instalments of a Fixed Amount)

We will make equal annual, semi-annual, quarterly, or monthly payments for as long as the available proceeds provide.

Option 5 (Non-Participating Income)

We will make payments like those of any annuity we then regularly issue that: (1) is based on United States currency; (2) is bought by a single sum; (3) does not provide for dividends; and (4) does not normally provide for deferral of the first payment.  Each payment will be at least equal to what we would pay under that kind of annuity with its first payment due on its contract date.  If a life income is chosen, we must have proof of the date of birth of any person on whose life the option is based.  Option 5 cannot be chosen more than 30 days before the due date of the first payment.

For option 2 (life income) and option 5 (if a life income is chosen), if the monthly payment is the same for different periods certain, the longest period certain will deemed to have been chosen.

Interest Rate

Payments under Options 1, 3 and 4 will be calculated assuming an effective interest rate of at least 1.5% a year. We may include more interest.

For option 2 we use the Annuity 2000 Mortality Table at 3% interest.  The mortality rates used from this table are the ones for an age that is two years younger than the age of the person who is to receive the proceeds of this contract.

We may include more interest.

VULNT-2009                                                                           Page 19                                                      NY

SETTLEMENT OPTIONS TABLES
OPTION 1 TABLE                              OPTION 2 TABLE

MINIMUM AMOUNT OF                                  MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000, THE FIRST
MONTHLY PAYMENT FOR                                                                 PAYABLE IMMEDIATELY
EACH $1,000, THE FIRST                                  AGE LAST                                                   AGE LAST
PAYABLE IMMEDIATELY                                  BIRTHDAY                   Male                 Female                 BIRTHDAY                      Male              Female

Number                 Monthly                 5                     $2.72              $2.68                     48                  $3.72              $3.51
of Years                 Payment                 and under                                                      49                   3.77              3.56
                                      6                      2.73              2.69                   50                   3.83              3.61
1                $83.90                  7                      2.74              2.69                   51                   3.88              3.66
2                  42.26                 8                      2.75              2.70                   52                   3.95              3.71
3                  28.39                 9                      2.76              2.71                   53                   4.01              3.76
4                  21.45                 10                      2.77              2.72                   54                   4.08              3.82
5                  17.28                 11                      2.78              2.73                   55                   4.15              3.88
                                      12                      2.79              2.74                   56                   4.22              3.94
6                  14.51                 13                      2.80              2.75                   57                   4.30              4.01
7                  12.53                 14                      2.82              2.76                   58                   4.38              4.08
8                  11.04                 15                      2.83              2.77                   59                   4.47              4.16
9                   9.89                 16                      2.84              2.78                   60                   4.56              4.24
10                   8.96                 17                      2.85              2.79                   61                   4.66              4.32
18                      2.87              2.80                   62                   4.76              4.41
11                   8.21                 19                      2.88              2.81                   63                   4.87              4.50
12                   7.58                 20                      2.89              2.83                   64                   4.98              4.60
13                   7.05                 21                      2.91              2.84                   65                   5.10              4.71
14                   6.59                 22                      2.93              2.85                   66                   5.23              4.82
15                   6.20                 23                      2.94              2.87                   67                   5.36              4.94
24                      2.96              2.88                   68                   5.49              5.06
16                   5.85                 25                      2.98              2.90                   69                   5.64              5.19
17                   5.55                 26                      3.00              2.91                   70                   5.78              5.33
18                   5.27                 27                      3.01              2.93                   71                   5.94              5.48
19                   5.03                 28                      3.03              2.94                   72                   6.10              5.63
20                   4.81                 29                      3.06              2.96                   73                   6.26              5.79
30                      3.08              2.98                   74                   6.43              5.96
21                   4.62                 31                      3.10              3.00                   75                   6.60              6.14
22                   4.44                 32                      3.13              3.02                   76                   6.78              6.33
23                   4.28                 33                      3.15              3.04                   77                   6.95              6.52
24                   4.13                 34                      3.18              3.07                   78                   7.13              6.71
25                   3.99                 35                      3.21              3.09                   79                   7.31              6.92
                                      36                      3.23              3.11                   80                   7.49              7.12
37                      3.27              3.14                   81                   7.67              7.33
Multiply the monthly amount                                    38                      3.30              3.16                   82                   7.85              7.53
By 2.996 for quarterly,                                    39                      3.33              3.19                   83                   8.02              7.73
5.981 for semi-annual or                                    40                      3.37              3.22                   84                   8.18              7.93
11.919 for annual.                                    41                      3.40              3.25                   85                   8.33              8.12
42                      3.44              3.29                   86                   8.48              8.29
                                      43                      3.48              3.32                   87                   8.62              8.46
44                      3.53              3.35                   88                   8.75              8.61
45                      3.57              3.39                   89                   8.87              8.75
46                      3.62              3.43                   90                   8.98              8.88
47                      3.67              3.47                   and over

VULNT-2009                                                                          Page 20                                                      NY

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VULNT-2009                                                                           Page 21                                                      NY

Flexible Premium Variable Universal Life Insurance Policy. Insurance payable only upon death.  Cash values reflect premium payments, investment results, any interest credited to the fixed investment options, and charges. Non-participating.

VULNT-2009                                                                           Page 22                                                      NY

RIDER TO PROVIDE LAPSE PROTECTION

On any monthly date when the contract would otherwise be in default (see Default), we will determine the no-lapse guarantee value.  If the no-lapse guarantee value is greater than zero, the contract will remain in force until the next monthly date. If the no-lapse guarantee value is zero or less, the contract is in default.

The No-Lapse Guarantee Value, No-Lapse Contract Fund, No-Lapse Charge for Sales Expenses, No-Lapse Cost of Insurance, No-Lapse Net Amount At Risk, and No-Lapse Death Benefit (described below) are reference values only and are not used in the determination of values and benefits under this contract.   They are used only to determine if the contract is in default.

The No-Lapse Guarantee Value

The no-lapse guarantee value is equal to the no-lapse contract fund, less any contract debt.

The No-Lapse Contract Fund

When you make your first premium payment, the no-lapse invested premium amount, less any no-lapse charges due on or before that day, becomes your no-lapse contract fund. Amounts are added to and subtracted from the no-lapse contract fund as shown under No-Lapse Adjustments to the No-Lapse Contract Fund.

No-Lapse Charge for Sales Expenses

We subtract a no-lapse charge for sales expenses from each premium paid. The segment allocation amounts and the initial and ultimate rates are shown in the No-Lapse Charge For Sales Expenses Rate Table.  For any premium we receive in the 21-day period preceding a contract anniversary on which the initial or ultimate rates decrease, we will subtract a no-lapse charge for sales expenses no greater than the amount we would subtract if that premium were received on the contract anniversary.

To determine the amount deducted from each premium, we perform the following steps for each segment:

1. If there is only one segment we allocate the entire premium to that segment. If there are two or more segments, we allocate a portion of the premium to the segment based on the proportion of its segment allocation amount to the total of all segment allocation amounts currently in effect on the date we receive your payment.

2. We determine the amount previously allocated to the segment during the current Target Year. (This amount will be zero if there were no such previous allocations.)

3. We subtract the step 2 amount from the segment allocation amount of the segment on the date we receive your payment. If the result is less than zero, we consider it to be zero.

4. If the step 3 amount is equal to or greater than the step 1 amount for the segment, the entire step 1 amount is multiplied by the Initial Rate to determine the no-lapse charge for sales expenses for that segment. If the step 1 amount is greater than the step 3 amount, we (a) multiply the step 3 amount by the initial rate, and (b) multiply the excess step 1 amount by the ultimate rate. The total of (a) and (b) is the no-lapse charge for sales expenses for that segment.

If there is only one segment, the step 4 amount is subtracted from the premium payment. If there is more than one segment, the total step 4 amounts for all segments are subtracted from the premium payment.

No-Lapse Cost Of Insurance

On each monthly date, we will deduct a charge for the no-lapse cost of insurance from the no-lapse contract fund. To determine this charge, we use the following method:

We determine the no-lapse cost of insurance rate for each currently effective basic insurance segment amount shown in the Segment Table in the data pages using the monthly rate shown under the Table of No-Lapse Monthly Insurance Rates per $1,000 of No-Lapse Net Amount at Risk for the appropriate effective date.

PLY 126-2009                                                                                                                                NY

If there is only one basic insurance segment amount currently in effect, we multiply the rate by the no-lapse net amount at risk divided by $1,000 to compute the charge for the no-lapse cost of insurance.

If there are two or more basic insurance segments currently in effect, we first allocate the total no-lapse net amount at risk to each basic insurance segment based on the proportion of its basic insurance amount to the total of basic insurance amounts for all segments currently in effect. We multiply the rate by the allocated no-lapse net amount at risk divided by $1,000 for each basic insurance segment and add the results to determine the total charge for the no-lapse cost of insurance.

No-Lapse Net Amount At Risk

The no-lapse net amount at risk is equal to the no-lapse death benefit minus the no-lapse contract fund.

No-Lapse Death Benefit

This contract has a Type A or Type B death benefit. We show the type of death benefit that applies to this contract under Type of Death Benefit.

If this contract has a Type A death benefit, the no-lapse death benefit is equal to the greater of (1) the basic insurance amount, and (2) the no-lapse contract fund before deduction of any no-lapse monthly charges due on that date, multiplied by the attained age factor that applies.

If this contract has a Type B death benefit, the no-lapse death benefit is equal to the greater of (1) the basic insurance amount plus the no-lapse contract fund before deduction of any no-lapse monthly charges due on that date, and (2) the no-lapse contract fund before deduction of any no-lapse monthly charges due on that date, multiplied by the attained age factor that applies.

Total Disability Benefit

This contract may have a rider for the payment of an invested premium amount benefit upon the Insured's total disability. If it does, this benefit will be listed on a contract data page and a copy of the rider will be included in this contract. On each monthly date benefits are paid under this rider, we will credit the No-Lapse Contract Fund a no-lapse invested premium amount equal to the total of the monthly deductions from the No-Lapse Contract Fund on that monthly date.

No-Lapse Premiums

This rider protects against default when the No-Lapse Guarantee Value is greater than zero. There sometimes are many premium schedules and amounts that will ensure the No-Lapse Guarantee Value is always greater than zero during the lifetime of the Insured. We show two such schedules of premiums in the Lapse Protection Rider Data that, if the conditions below are satisfied, will protect against default during the lifetime of the Insured. If the death benefit qualification test you elected for this contract is the guideline premium test, however, there may neither be a single premium nor a level schedule of premiums that will ensure the No-Lapse Guarantee Value is always greater than zero during the lifetime of the Insured. If that is the case, we will state this in the Lapse Protection Rider Data rather than showing a schedule of premiums.

(1) The Single Premium No-Lapse Premium is a premium amount that, if paid on the contract date, will prevent the contract from entering default during the lifetime of the Insured.

(2) The Modal No-Lapse Premium is a premium amount that, if paid on the contract date and each due date up to the Insured's attained age 121, will prevent the contract from entering default during the lifetime of the Insured.

PLY 126-2009                                                                           Page 2                                                      NY

The No-Lapse Premiums are subject to the following conditions:

1. We must receive each premium on or before its due date;

2. You must not take any loan (see Loans);

3. You must not make a withdrawal (see Withdrawal);

4. You must not change the death benefit type (see Changing the Death Benefit);

5. You must not change the basic insurance amount (see Change in Basic Insurance Amount);

6. For the Modal No-Lapse Premium, we must not at any time have paid a benefit under a rider for the payment of an invested premium amount upon the Insured's total disability.

The Schedule of No-Lapse Premiums will not appear on new Lapse Protection Rider Data pages resulting from a withdrawal or change in the Basic insurance amount.

This is a flexible premium universal life insurance policy. Subject to the limitations described in the Premium Payment provision, premiums may be paid at any time and amount up to attained age 121 as long as the  contract is not in  default beyond the grace period.

Termination

This rider will end on the earliest of:

1. the end of the last day of the grace period if the contract is in default;

2. the date the contract is surrendered for its net cash value; and

3. the date the contract ends for any other reason.

If this rider ends as the result of default, it may not be reinstated.

This Supplementary Benefit rider attached to this contract on the Contract Date

Pruco Life Insurance Company of New Jersey,

By Thomas C. Castano

Secretary

PLY 126-2009                                                                           Page 3                                                      NY

                                                 PROCESSING DATE:[ XXX XX, XXXX]
                                        POLICY NO. [XX XXX XXX]

LAPSE PROTECTION RIDER DATA

No-Lapse Adjustments to Premium Payments

From each premium paid we will:

subtract a no-lapse administrative charge of 3.75% of the premium paid.

subtract a no-lapse charge for sales expenses as described under No-Lapse Charge for Sales Expenses.

The remainder of the premium is the no-lapse invested premium amount.

No-Lapse Adjustments to the No-Lapse Contract Fund

On the Contract Date the no-lapse contract fund is equal to the no-lapse invested premium amount credited on that date, minus any of the charges described below which may be due on that date.

On each day after the contract date, we will adjust the no-lapse contract fund by:

adding any no-lapse invested premium amounts.

adding no-lapse interest on that portion of the no-lapse contract fund in excess of the amount of any loan as follows:
                                                       Effective Annual Rate
             Contract Year(s)                                   of No-Lapse Interest
1-2	1.00% (0.00272616% a day)
3-4	1.62% (0.00440289% a day)
5	2.25% (0.00609624% a day)
6	2.75% (0.00743279% a day)
7	3.50% (0.00942549% a day)
8	4.50% (0.01206015% a day)
9	5.50% (0.01466978% a day)
10	6.00% (0.01596536% a day)
11	6.50% (0.01725486% a day)
12 and later	7.00% (0.01853833% a day)

adding no-lapse interest on that portion of the no-lapse contract fund equal to the amount of any loan at an effective annual rate of [3% (0.00809863% a day).]

subtracting any withdrawals.

subtracting a no-lapse administrative charge of $25.00 for any withdrawals.
RIDER DATA CONTINUED ON NEXT PAGE

PLY 126-2009                                                                Page 1 NY

                                                 PROCESSING DATE: [XXX XX, XXXX]
                                        POLICY NO. [XX XXX XXX]

LAPSE PROTECTION RIDER DATA CONTINUED

And on each monthly date, we will adjust the no-lapse contract fund by:

subtracting a monthly charge for administrative expenses for the basic insurance amount effective on the contract date of:
[$0.21] per $1,000 of the basic insurance amount plus $25.00;
changing on [AUG 1, 2010] to [$0.21] per $1,000 of the basic insurance amount plus $9.00;
changing on [AUG 1, 2014] to [$0.16] per $1,000 of the basic insurance amount plus $9.00;
changing on [AUG 1, 2019] to [$0.00] per $1,000 of the basic insurance amount plus $9.00 thereafter.

subtracting a monthly charge for the no-lapse cost of insurance (see No-Lapse Cost of Insurance).

Schedule of No-Lapse Premiums

The single premium no-lapse premium due on the contract date is [$13,298.00].

The modal no-lapse premium due on the contract date and each subsequent [contract anniversary] is [$684.00], ceasing on the contract anniversary on or following the Insured's 121st birthday.

RIDER DATA CONTINUED ON NEXT PAGE

PLY 126-2009                                                                Page 2 NY

                                                 PROCESSING DATE: [XXX XX, XXXX]
                                        POLICY NO. [XX XXX XXX]

LAPSE PROTECTION RIDER DATA CONTINUED

Table of No-Lapse Monthly Insurance Rates per $1,000 of No-Lapse Net Amount at Risk
Effective Date: [Contract Date]

Insured’s Attained Age*	Monthly Rate	Insured’s Attained Age*	Monthly Rate

[35]	[0.04680]	[68]	[1.82953]
[36]	[0.05720]	[69]	[1.99593]
[37]	[0.06847]	[70]	[2.19007]
[38]	[0.07887]	[71]	[2.42580]
[39]	[0.09013]	[72]	[2.70140]

[40]	[0.10053]	[73]	[2.99173]
[41]	[0.11180]	[74]	[3.30373]
[42]	[0.12480]	[75]	[3.64347]
[43]	[0.13867]	[76]	[4.02653]
[44]	[0.15513]	[77]	[4.47200]

[45]	[0.17420]	[78]	[4.98940]
[46]	[0.19673]	[79]	[5.56920]
[47]	[0.22187]	[80]	[6.21573]
[48]	[0.24787]	[81]	[6.91860]
[49]	[0.27213]	[82]	[7.66307]

[50]	[0.29640]	[83]	[8.47600]
[51]	[0.32327]	[84]	[9.37993]
[52]	[0.35360]	[85]	[10.38527]
[53]	[0.38913]	[86]	[11.49113]
[54]	[0.42813]	[87]	[12.68627]

[55]	[0.47580]	[88]	[13.95680]
[56]	[0.52693]	[89]	[15.28973]
[57]	[0.58240]	[90]	[16.61747]
[58]	[0.64133]	[91]	[17.92440]
[59]	[0.70287]	[92]	[19.29373]

[60]	[0.81640]	[93]	[20.73760]
[61]	[0.91260]	[94]	[22.25860]
[62]	[1.02440]	[95]	[23.76487]
[63]	[1.14660]	[96]	[25.23560]
[64]	[1.27400]	[97]	[26.80253]

[65]	[1.40660]	[98]	[28.47347]
[66]	[1.54093]	[99]	[30.25620]
[67]	[1.68133]	[100]	[31.95920]
RIDER DATA CONTINUED ON NEXT PAGE

PLY 126-2009                                                                Page 3 NY

                                                 PROCESSING DATE: [XXX XX, XXXX]
                                        POLICY NO. [XX XXX XXX]

LAPSE PROTECTION RIDER DATA CONTINUED

Insured’s Attained Age*	Monthly Rate	Insured’s Attained Age*	Monthly Rate

[101]	[33.46980]	[111]	[37.50000]
[102]	[35.07660]	[112]	[37.50000]
[103]	[36.78480]	[113]	[37.50000]
[104]	[37.50000]	[114]	[37.50000]
[105]	[37.50000]	[115]	[37.50000]

[106]	[37.50000]	[116]	[37.50000]
[107]	[37.50000]	[117]	[37.50000]
[108]	[37.50000]	[118]	[37.50000]
[109]	[37.50000]	[119]	[37.50000]
[110]	[37.50000]	[120]	[37.50000]

*  For the segment amount(s) effective on the contract date (see Segment Table), the Insured’s attained age is the issue age found on page 3 of the contract data pages plus the length of time since the contract date.

For any segment amount(s) effective after the contract date, the Insured’s attained age is the issue age of that segment plus the length of time since its effective date.

RIDER DATA CONTINUED ON NEXT PAGE

PLY 126-2009                                                                   Page 4 NY

PROCESSING DATE: [XXX XX, XXXX]
                                                     POLICY NO. [XX XXX XXX]

LAPSE PROTECTION RIDER DATA CONTINUED

NO-LAPSE CHARGE FOR SALES EXPENSES RATE TABLE
(see Rider to Provide Lapse Protection for details)

FOR THE SEGMENT(S) EFFECTIVE ON [THE CONTRACT DATE]

	Initial Rate	Ultimate Rate	Segment Allocation Amount

[Contract Date]	[4.00%]	[4.00%]	[$628.50]
Changing on [AUG 1, 2013] to:	[3.00%]	[3.00%]	[$628.50]
Changing on [AUG 1, 2019] to:	[0.00%]	[0.00%]	[$628.50]

END OF RIDER DATA

PLY 126-2009                                                                   Page 5 NY